Exhibit 2

DATED 11 August 2003

HICKSON LIMITED

and

GREENTAG (8) LIMITED

and

HICKSON INTERNATIONAL LIMITED

and

ARCH CHEMICALS, INC.

and

HICKSON & WELCH CHEMICAL PRODUCTS LIMITED

SHARE PURCHASE AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RDD)

CB032250066

26.	Choice of Governing Law	32

27.	Guarantee	33

28.	Gross Up	34

Schedule 1 Completion Arrangements

Schedule 2 Warranties

Schedule 3 Seller’s Limitations on Liability

Schedule 4 The Properties

Schedule 5 Employees at Completion

Schedule 6 Company Products

Schedule 7 Ownership of the Shares

Schedule 8 Basic Information about the Company

Schedule 9 Pensions

Schedule 10

Schedule 11 (Earn-out)

Schedule 12 (Amendments to the Business Purchase Agreement)

THIS AGREEMENT is made the 11 August 2003

BETWEEN:-

1.	Hickson Limited of Wheldon Road, Castleford, West Yorkshire WF10 2JT (registered in England No. 00328747) (the “Seller”);

2.	Greentag (8) Limited of 55 Colmore Row, Birmingham B3 2AS (registered in England No. 4623020) (the “Purchaser”);

3.	Hickson International Limited of Wheldon Road, Castleford, West Yorkshire WF10 2JT (registered in England No. 00499821) (the “Guarantor”);

4.	Arch Chemicals Inc. of 501 Merritt 7, PO Box 5204, Norwalk CT, 06856 5204 (“Arch”); and

5.	Hickson & Welch Chemical Products Limited of Wheldon Road, Castleford, West Yorkshire WF10 2JT (registered in England No.0471831) (the “Company”)

WHEREAS:-

(A)	Particulars of the Company (as defined in this Agreement) are set out in Schedule 8 (Basic Information about the Company).

(B)	The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement.

(C)	Prior to the Completion Date, Hickson Limited, Hickson & Welch Limited and Ashwood Chemicals Limited sold and the Company purchased the Business as a going concern and the Business Assets (each as defined in this Agreement) in accordance with a Business Purchase Agreement. The Business has been carried on by the Company since that date.

(D)	The Guarantor has agreed to guarantee the Seller’s obligations under this Agreement in accordance with the terms and conditions hereof.

NOW IT IS AGREED as follows:-

1.	Interpretation

1.1	In this Agreement and the schedules to it:-

“179 Liability”	Means any liability of the Company to make an actual payment of Tax arising under section 179 TCGA 1992 as a result of the Company ceasing on or prior to Completion to be treated as a member of a group of companies for the purposes of section 170 TCGA 1992;

“Accounts Date”	Means 31 December 2002;

“Agreed Form”	In relation to any document means such document in a form agreed and initialled for the purposes of identification by the Purchaser’s Solicitors and the Seller’s Solicitors;

“Agreed Rate”	Means 1 per cent per annum above the London Inter-Bank Offered Rate for 3 month sterling deposits of £1,000,000 quoted to leading banks in the London Inter-Bank Sterling Market by Barclays Bank PLC (or, failing which, such other leading clearing bank in London as the Seller may nominate) on the Completion Date;

“Assurances”	Means the Warranties (but excluding those detailed in clause 6.2), and the warranties, covenants and undertakings given by the Seller in clauses 7 and 8 of this Agreement;

“Business Assets”	Means the Business and all the assets of the Business as at the Completion Date;

“Business”	Means all the business of the Company at the Completion Date being:

	(A)	the business sold under the Business Purchase Agreement as subsequently carried on by the Company; and

	(B)	any and all new and other business carried on by the Company at Completion which is not included within (A) above;

“Business Day”	Means a day (other than a Saturday or Sunday) on which banks are open for business in London (other than solely for trading and settlement in euro);

“Business Purchase Agreement”	Means the agreement in the Agreed Form entered into between Hickson Limited, Hickson & Welch Limited, Ashwood Chemicals and Hickson International Limited and Arch on the one hand and the Company on the other hand dated 5 August 2003 in relation to the sale and purchase of the Business as a going concern and the Business Assets;

“Business Purchase Completion Date”	Means 5 August 2003, being the date of completion of the Business Purchase Agreement;

“Business Purchase Documentation”	Means the Business Purchase Agreement,the documents referred to therein and the Receivables Agreement;

“CAA”	Means the Capital Allowances Act 2001;

“Company Accounts”	Means the unaudited financial statements relating to the Business for the three years ended 31 December 2002 prepared on a divisional basis in the Agreed Form;

“Companies Acts”	Means the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

“Completion”	Means completion of the sale and purchase of the Shares under this Agreement, the arrangements of which are set out in Schedule 1 (Completion Arrangements);

“Completion Date”	Means the date hereof;

“Conference Centre Lease”	Means the lease in Agreed Form of the conference and technical centres and other land to be leased by the Seller from the Company, further particulars of which are set out in such lease;

“Consideration”	Means the consideration for the Shares paid in accordance with clause 3;

“Contracts”	Means all the contracts, agreements, orders, engagements and arrangements (whether written or oral) relating to the Business current at Completion which shall include (but not be limited to) the Contracts (as defined in the Business Purchase Agreement);

“Controlled Materials”	Means anything which alone or in combination with other things is capable of causing harm to man or to the Environment or any other organism supported by the Environment;

“Current Use”	Means, in relation to each of the Properties, the use given for such Properties in Part A of Schedule 4 (The Properties);

“Data Room”	Means the data room maintained by the Seller and all the documentation disclosed therein, being the documentation listed in the data room index in the Agreed Form;

“Default Rate”	Means 2 per cent. per annum above the London Inter-Bank Offered Rate for the time being;

“Disclosure Letter”	Means the letter dated of the same date as this Agreement written by the Seller to the Purchaser for the purposes of clause 10 (Purchaser’s Remedies and Seller’s Limitations on Liability) and delivered to the Purchaser before the execution of this Agreement;

“DPA”	Means the Data Protection Act 1998;

“Due Diligence Reports”	Means the Legal Due Diligence Report prepared by the Purchaser’s Solicitors dated 23 July, 2003, the Commercial Due Diligence Report prepared by Cogency dated 18 May, 2003, the Insurance Due Diligence Report dated 31 July, 2003, the IT Due Diligence Report dated 21 July, 2003, Environmental Report dated May 2003 the Accountant’s Report dated 22 July 2003 and the Operational Due Diligence Report of Michael J. Smith dated 14 May, 2003;

“Encumbrance”	Means any option, trust, power of sale, title retention, pre-emption right, right of first refusal, Security Interest or other right, claim or interest, whether legal or equitable, of any third party (or an agreement or commitment to create any of them);

“Environment”	Means all or any part of the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water and land;

“Environmental Deed”	Means the environmental deed, in Agreed Form, referred to in Schedule 1 (Completion Arrangements);

“Environmental Laws”	Means all applicable statutes and other laws insofar as they relate to Environmental Matters and are in force and binding in relation to the Business on or before the date of this Agreement and excluding, for the avoidance of doubt, any of the foregoing relating to town and country planning;

“Environmental Matters”	Means:-

(i) the release, spillage, deposit, escape, discharge, leak, emission or presence of Controlled Materials;

(ii) the creation of noise, vibration, radiation, common law or statutory nuisance;

(iii) worker health and safety; and/or

(iv) other matters relating to the protection of the Environment arising out of the manufacturing, processing, treatment, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export or transportation of Controlled Materials;

“Environmental Permits”	Means any permit, licence, consent or authorisation required under Environmental Laws to operate the Business;

“Funder”	Means NMB-Heller Limited, whose registered address is at Enterprise House, Bancroft Road, Reigate RH2 7RT;

“Garage Agreement for Lease”	Means the agreement for lease of the garage, in Agreed Form;

“Guarantee”	Means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or by way of counter-indemnity by a person to secure or support the obligations (actual or contingent) of any third person;

“ICTA 1988”	Means the Income and Corporation Taxes Act 1988;

“Independent Accountant”	Means an independent firm of chartered accountants to be appointed by the Seller and the Purchaser or, in default of agreement, by the President from time to time of the Institute of Chartered Accountants in England and Wales;

“Information Technology”	Means computer hardware and software;

“Intellectual Property”	Means patents, trade marks and service marks (in each case whether registered or not), design rights, registered design, copyrights (including rights in computer software), rights in confidential information and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Letting Documents”	Means those documents referring to those parts of the Property which are leased as listed in Part B of Schedule 4 (Properties);

“Licence to Occupy”	Means a licence, in Agreed Form, to occupy the storage area situated on the first floor of the office premises at Ryebread, Castleford to be granted by the Company to the Seller;

“Listed Employees”	Means those individuals who were employed by the Company on Completion and whose names are listed in Schedule 5 (Employees at Completion);

“Loan Notes”	Means the Series A Notes and the Series B Notes;

“Management Accounts”	Means the management accounts relating to the Business for the period from 1 January 2003 to 30 June 2003 in the Agreed Form;

“Minimum Amount”	Has the meaning given in clause 8.2;

“Office Lease”	Means the lease, in Agreed Form, of the office building to be shared between the Seller and the Company, further particulars of which are set out in such lease;

“Option Agreement”	Means an option agreement, in Agreed Form, to take a supplemental lease of the conference and technical centre block to be granted by the Company to the Seller;

“Pension Schemes”	Means the Hickson UK Group Pension Scheme and the Hickson UK Senior Executives Pension Scheme and any reference to “Pension Scheme” shall be construed as a reference to any one of these Pension Schemes;

“Pool”	Means each single asset pool, class pool and main pool into which the qualifying expenditure of the Seller has been pooled for the purposes of determining its entitlement to writing-down allowances and balancing allowances and liability to balancing charges as provided for in sections 53 and 54 of the CAA;

“Preliminary Receivables Amount”	Has the meaning given in the Receivables Agreement;

“Preliminary Variable Amount”	Has the meaning given in the Receivables Agreement;

“Proceedings”	Means any proceeding, suit or action arising out of or in connection with this Agreement, the Business Purchase Agreement or the Transaction Documents;

“Property” or “Properties”	Means the freehold, leasehold or other immovable properties referred to in Schedule 4 (Properties) ;

“Property Owner”	Means, in relation to any relevant Property, the person referred to as the property owner in Schedule 4 (Properties);

“Purchaser’s Group”	Means the Purchaser and any affiliate, subsidiary or holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;

“Purchaser’s Solicitors”	Means Wragge & Co. LLP;

“Receivables Agreement”	Means an agreement dated 3 August 2003 between the Seller, Hickson & Welch Limited, Ashwood Chemicals Limited and the Company;

“Receivables Amount”	Has the meaning given in the Receivables Agreement;

“Retained Property”	Means that part of the property within registered title WYK460686 not transferred under the Business Purchase Agreement to be retained by the Seller;

“Security Interest”	Means a mortgage, lien, pledge, charge (fixed or floating), assignment by way of security, hypothecation or other security interest (or an agreement or commitment to create any of them), but excluding:

(a) any lien arising in the ordinary course of business to secure amounts which are not material;

(b) any unpaid seller’s or supplier’s lien arising in the ordinary course of the Business to secure amounts due in respect of goods or services sold or supplied; and

(c) liens arising by operation of law, including a banker’s lien;

“Seller 2002 Accounts”	Means the unaudited financial statements relating to the Seller for the period 1 January 2002 to 31 December 2002 in the Agreed Form;

“Seller Deemed Profits”	Means the whole of the gross revenue earned in respect of the products of the Business produced by the relevant member of the Selling Group;

“Seller Profits”	Means the profits of or due to any member of the Selling Group in each of its financial years (or for the first year from the Completion Date, the part financial year) arising directly or indirectly from any business of producing, distributing, marketing, contracting or otherwise dealing in products produced by the Business at Completion;

“Sellers’ Accounts”	Means the audited financial statements of Hickson International Limited for the two years ended 31 December 2001;

“Sellers’ Guarantees”	Means those guarantees listed at Schedule 15;

“Seller’s Solicitors”	Means Slaughter and May;

“Selling Group” or “Seller’s Group”	Means the Hickson International Limited, the Seller and any affiliate, subsidiary or holding company of the Seller and all other subsidiaries of any such holding company from time to time including, for the avoidance of doubt, Arch;

“Services Agreement”	Means the agreement, in Agreed Form, to be entered into at the Business Purchase Completion Date between the Company and the Seller under which the Company and the Seller have agreed to provide certain services for the other following Completion of the Business Purchase Agreement;

“Series A Notes”	Means the £1,000,000 Series A Floating Rate Secured Loan Notes of the Purchaser to be issued at Completion, constituted by a Deed Poll in the Agreed Form;

“Series B Notes”	Means the £500,000 Series B Floating Rate Secured Loan Notes of the Purchaser to be issued at Completion, constituted by a Deed Poll in the Agreed Form;

“Shares”	Means all the issued shares in the capital of the Company, the details of ownership of which are set out in Schedule 7 (Ownership of the Shares);

“Tax” or “Taxation”	Includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties and contributions in each case whether of the United Kingdom or elsewhere, whenever imposed and all penalties, charges, costs and interest relating thereto but excluding stamp duty, stamp duty reserve tax, stamp duty land tax and similar levies and penalties, charges, costs and interest relating to stamp duty, stamp duty reserve tax, stamp duty land tax or similar levies;

“TCGA 1992”	Means the Taxation of Chargeable Gains Act 1992;

“Trade Mark Licence”	Means the trade mark licence between Hickson International Limited and the Company dated as of the Business Purchase Completion Date;

“Transaction Documents”	Means this Agreement, the Environmental Deed, the Disclosure Letter, the Loan Notes, the Office Lease, the Garage Agreement for Lease and the Conference Centre Lease;

“Variable Amount”	Has the meaning given in the Business Purchase Agreement;

“VATA 1994”	Means the Value Added Tax Act 1994;

“Warranties”	Means the Warranties set out in Schedule 2 (Warranties) given by the Seller and “Warranty” shall be construed accordingly;

“Working Capital Amount”	Means the working capital amount calculated in accordance with the Business Purchase Agreement; and

“Working Hours”	Means 9.30 am to 5.30 pm on a Business Day.

1.2	In this Agreement, unless otherwise specified:-

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs and schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and schedules to, this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted or enacted in restated form (including, without limitation, pursuant to the Internal Revenues Tax Law Rewrite project) except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of any party under this Agreement;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	the expressions “accounting reference date”, “accounting reference period”, “allotment”, “body corporate”, “debentures”, “holding company”, “paid up”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Acts;

(F)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(G)	references to times of the day are to London time;

(H)	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(I)	the schedules (but not the other Transactional Documents or any Agreed Form document) form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules;

(J)	references to the knowledge, belief or awareness of the Seller (or similar phrases) shall be limited to the actual knowledge of Louis Massimo, Phil Goodier, Steve Baker, Steve Guillano and W.Paul Bush;

(K)	references to the knowledge, belief or awareness of the Purchaser (or similar phrases) shall be limited to the actual knowledge of John Markham and Richard Whitwell;

(L)	(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

	(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(M)	unless stated otherwise, where any party gives in this Agreement any indemnity in favour of any other party, the obligations of the indemnifying party shall be to make the relevant payment forthwith in full on demand and without any set-off, counterclaim or other deduction;

(N)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(O)	save where any term is specifically defined under this Agreement (when such definition shall prevail) terms defined in the Business Purchase Agreement or the Receivables Agreement shall have the same meaning in this Agreement; and

(P)	the expressions “available qualifying expenditure” and “disposal receipts” shall have the meaning given in the CAA.

2.	Sale and Purchase

2.1	The Seller shall sell or procure the sale of and the Purchaser shall purchase (relying, as the Seller and the Guarantor acknowledge, on the warranties, undertakings, covenants and indemnities of the Seller and the obligations of the Guarantor referred to or contained in the Transaction Documents) the Shares with all rights attached or accruing to them at Completion.

2.2	The Seller covenants with the Purchaser that:

(A)	the Seller has the right to dispose of the Shares on the terms set out in this Agreement;

(B)	the Seller shall at its own cost do everything possible to give the Purchaser full and unrestricted legal and beneficial title to the Shares;

(C)	the Shares shall be sold and transferred free from Encumbrances;

and the transfer of the Shares to the Purchaser shall be deemed to include expressly and be made subject to all the above provisions of this clause 2.2.

2.3	The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company in respect of periods commencing on or after Completion.

2.4	The Seller waives all rights of pre-emption over any of the Shares owned by him conferred upon him by the articles of association of the Company or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of pre-emption over any of the Shares are waived at the cost and expense of the Purchaser.

3.	Consideration and earn-out

3.1	The total consideration for the sale of the Shares shall be:

(A)	the payment to the Seller in cash at Completion (in accordance with sub-clause 5.6) of the sum of £500,000.00; and

(B)	the issue to the Seller at Completion of £1,000,000.00 in aggregate nominal amount of Series A Notes; and

(C)	the issue to the Seller at Completion of £500,000.00 in aggregate nominal amount of Series B Notes.

3.2	The consideration due to the Seller under the Series A Notes shall be subject to subsequent reduction in accordance with Schedule 11 (Earn-out) and the amount of any such reduction shall be set against the amount of principal and interest due under the Series A Notes.

4.	Additional Purchaser Obligations

4.1	Immediately after Completion, the Purchaser shall procure that the Company pays the Variable Amount and the Receivables Amount (in each case, as varied by Schedule 12 to this Agreement) or, as applicable, the Preliminary Variable Amount and the Preliminary Receivables Amount, to the Seller (payment of which the Seller hereby demands) in accordance with the Business Purchase Agreement.

4.2	The Purchaser shall procure that the Company pays any amount due to the Seller after Completion under Schedule 10 of the Business Purchase Agreement.

5.	Completion

5.1	Completion shall take place immediately after signature of this Agreement on the Completion Date at the offices of the Purchasers Solicitors at 55 Colmore Row, Birmingham B3 2AS.

5.2	At Completion the Seller, the Purchaser and the Guarantor shall do those things required of them as listed in Schedule 1 (Completion Arrangements).

5.3	Neither the Purchaser nor the Seller shall be obliged to complete this Agreement unless the Seller, the Purchaser or, as the case may be, the Guarantor complies to a material extent with the requirements of Schedule 1 (Completion Arrangements) (in the case of the Seller, so far as it relates to the Seller in question or any member of the Selling Group).

5.4	Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously. This clause shall not limit any other clause of this Agreement and in particular clause 15 (Remedies and Waivers).

5.5	If the respective obligations of the Seller and the Purchaser under clause 5.2 and Schedule 1 (Completion Arrangements) are not complied with on the Completion Date the Purchaser or, as the case may be, the Seller may:

(A)	defer Completion (so that the provisions of this clause 5 shall apply to Completion as so deferred); or

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the other party.

5.6	Payment by telegraphic transfer for the amount stated in clauses 3.1(A) and 4 in accordance with paragraph 9 of Schedule 1 (Completion Arrangements) shall constitute payment of the consideration for the Shares and shall discharge the obligations of the Purchaser under those clauses .

5.7	In consideration of the Purchaser entering into this Agreement the Seller:

(A)	confirms that neither it nor any of its related companies has any claim of any kind (actual or contingent) against the Company on any account except under the Business Transaction Documentation or in respect of amounts due and payable for goods and services supplied by way of trading in the ordinary course of business; and

(B)	irrevocably and unconditionally waives and undertakes to procure that each of its related companies shall waive with effect from Completion any claim (actual or contingent) which any of them may have against the Company except for those identified in clause 5.7 (A).

5.8	The Seller declares that for so long as it remains the registered holder of any of the Shares after Completion it shall:

(A)	hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser and any successors in title to the Purchaser; and

(B)	deal with and dispose of the Shares and all such dividends, distributions and rights as are described in clause 5.8(A) above as the Purchaser or any such successor may direct.

5.9	The Seller appoints the Purchaser as its lawful attorney for the purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of the Company from Completion to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares and for that purpose the Seller authorises:

(A)	The Company to send any written resolutions, notices or other communications in respect of its holding of Shares to the Purchaser; and

(B)	The Purchaser to complete in such manner as it thinks fit and to return written resolutions, proxy forms, consents to short notice and any other document required to be signed by it in its capacity as a member.

5.10	The Seller covenants with the Purchaser that the Seller shall pay to the Company an amount equal to the aggregate amount of all claims (if any) made against the Company by any director or secretary of the Company resigning on Completion or otherwise by reason of this Agreement and arising from that resignation or from the termination of the employment of any such person by reason of this Agreement together with an amount equal to the aggregate of all costs, charges and expenses incurred by the Company arising from any such claim.

5.11	At Completion, the Company is to enter into the Licence to Occupy as set out in Schedule 1. The Company agrees that, if requested to do so by the Seller upon the expiry of the Licence to Occupy, it will enter into a further licence to occupy with the Seller on the same terms and conditions as the Licence to Occupy for a further 6 month period.

6.	Seller’s Warranties

6.1	Subject to clause 11.2 and 11.3 (Purchaser’s Remedies and Seller’s Limitations on Liability), the Seller warrants to the Purchaser that each of the Warranties is accurate at the date of this Agreement.

6.2	The Seller shall indemnify the Purchaser against any liability, loss, claim, cost, expense, or demand arising from a material breach of the Warranties in paragraphs 1.1, 2.1, 2.4, 3.3 and 3.4 of Schedule 2 (Warranties) or of the covenants in clause 2.2.

6.3	The indemnity set out in clause 6.2 shall not be subject to the provisions of paragraphs 11.2 and 11.3 or Schedule 3 (Seller’s Limitations on liability) and shall not be qualified by anything contained in or referred to in the Disclosure Letter.

6.4	The Seller and the Guarantor agree with the Purchaser:

(A)	That the giving by the Company and/or any of its directors, employees, agents or advisers to any of the Seller or the Guarantor or their respective agents or advisers of any information or opinion in connection with the Warranties or the Transaction Documents or otherwise in relation to the business or affairs of the Company or in connection with the negotiation and preparation of the Transaction Documents shall not be deemed a warranty or guarantee to any party of the accuracy of any such information or opinion;

(B)	To waive any rights or claim which it may have against the Company and/or any of its directors, employees, agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

(C)	That any such right or claim shall not constitute a defence to any claim by the Purchaser under or in relation to the Transaction Documents (including the Warranties).

6.5	The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement, and acknowledges that neither the Seller, the Company, any member of the Selling Group nor any of their agents, officers or employees or affiliates, has given any such warranties, representations, covenants, undertakings, indemnities or other statements.

7.	Taxation

7.1

(A)	The Seller undertakes to pay to the Purchaser an amount equal to any of the following:-

(i)	any 179 Liability;

(ii)	any liability to Tax of the Company which arises as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after Completion:

(a)	the disposal by any Relevant Company (as defined below) of any asset or of any interest in or right over any asset; or

(b)	the making by any Relevant Company of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 of the ICTA 1988; or

(c)	any Relevant Company ceasing to be resident in the United Kingdom for the purposes of any tax,

(iii)	any liability of the Company arising or assessed as a result of the failure of a Relevant Company at anytime to pay Tax;

(iv)	any reasonable costs and expenses reasonably incurred by the Purchaser and/or the Company in connection with any such liability or amount as is referred to in clauses 7.1(A)(i) to (iii) (including, without limitation, investigating, assessing or contesting any claim by a Tax authority in respect thereof) and/or any successful claim by the Purchaser under this clause 7, and, for the purposes of paragraphs (ii) and (iii), the term “Relevant Company” shall mean the Seller and any other company (excluding the Company) which is, or has at any time been, treated for the purposes of any Tax as being a member of the same group of companies as the Seller or as being associated with the Seller.

(B)	Where the Seller becomes liable to make any payment under clause 7.1(A), the due date for the making of that payment shall be the last date on which the Company would have had to have paid to the appropriate tax authority the Tax that has given rise to the Seller’s liability under clause 7.1(A) in order to avoid incurring a liability to interest or a charge or penalty in respect of that amount of Tax,

PROVIDED THAT, in relation to any payment in respect of a 179 Liability, the payment due under clause 7.1(A) in respect of the 179 Liability and the date or dates on which the Company will have to pay Tax in respect of the 179 Liability to the appropriate tax authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that amount of tax will each be determined on the basis that the accounting period for the purposes of corporation tax of the Company in which the 179 Liability arises (as determined by sections 12(2) and (3) of the ICTA 1988) begins on the date of completion of the Business Purchase Agreement and ends on 31 December 2003.

(C)	The Purchaser shall, at the direction in writing of the Seller, procure that the Company takes all such steps (within such reasonable period which the Seller may request being within the relevant statutory time limits) as the Seller may require to make a claim or election pursuant to section 179A TCGA 1992 with the effect that any chargeable gain or allowable loss that would otherwise accrue to the Company as a result of the Company ceasing on or prior to Completion to be treated as a member of a group of companies for the purposes of section 170 TCGA 1992 shall instead accrue to a member of the Selling Group specified by the Seller in such direction. If the Seller requires the Purchaser to make a claim or election pursuant to this clause, the provision of clause 7.1(A)(i) shall no longer apply to the extent that such 179 Liability is treated as accruing to a member of the Selling Group.

(D)	The Purchaser or its duly authorised agents shall prepare the Tax returns of the Company for all accounting periods.

(E)	The Seller, or their duly authorised agent, shall prepare draft computations of:

(i)	any 179 Liability; or

(ii)	the amount of any chargeable gain or allowable loss that is to be the subject of an election pursuant to clause 7(C) above,

each a “179 Computation”.

(F)	Except where a section 179A TCGA 1992 election has been made, the Seller shall, or shall procure, that:

(i)	the 179 Computation is delivered to the Purchaser two months before the last day on which the relevant company tax return can be filed with the Inland Revenue to avoid incurring penalties; and

(ii)	the Purchaser, or its duly authorised agents, are given reasonable access to the books and records of any relevant company for the purposes of verifying the 179 Computation provided to them,

and the Seller will take into account any reasonable comments of the Purchaser on the 179 Computation before finalising the 179 Computation.

(G)	Providing the provisions of clause 7.1(F) have been complied with, the Seller’s determination of the final 179 Computation shall be final and binding on the Purchaser in the absence of manifest error (whereupon it shall be referred back to the Seller for re-determination) and, except where a section 179A TCGA 1992 election has been made, the Purchaser shall procure that the Company:

(a)	incorporates the finalised 179 Computation into any relevant company tax return and delivers such company tax return on or before the relevant filing date; and

(b)	timeously pays the Tax relating to any 179 Liability as shown in the 179 Computation.

7.2

(A)	The Purchaser hereby undertakes with the Seller to pay to the Seller on demand an amount equal to any of the following:-

(i)	any liability or increased liability to Tax of the Seller or any member of the Selling Group which arises as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after Completion:-

(a)	the disposal by any Relevant Company of any asset or of any interest in or right over any asset; or

(b)	the making by any Relevant Company of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 ICTA 1988; or

(c)	any Relevant Company ceasing to be resident in the United Kingdom for the purposes of any Tax; or

(d)	the effecting by any Relevant Company of any such payment or transfer of assets as constitutes the receipt by another person of an abnormal amount by way of dividend (as defined in section 709 ICTA 1988), and, for the purposes of this clause 7.2(A), the term “Relevant Company” shall mean the Company and any other company which is, or has at any time been, treated for the purposes of any tax as being a member of the same group of companies as the Purchaser or as being associated with the Purchaser; and

(B)	Where the Purchaser becomes liable to make any payment under clause 7.2(A), the due date for the making of that payment shall be the date that is the last date on which the Seller or, as the case may be, its relevant subsidiary would have had to have paid to the appropriate tax authority the tax that has given rise to the Purchaser’s liability under clause 7.2(A) in order to avoid incurring a liability to interest or a charge or penalty in respect of that amount of Tax.

(C)	The Purchaser undertakes that it will not, and that it will procure that the Company does not, take any action which will result in the termination for corporation tax purposes of the current accounting period of the Company prior to 31 December 2003.

7.3	Save only as may be required by law, all sums payable pursuant to clause 7.1 or 7.2 shall be paid free and clear of all deductions or withholdings whatsoever.

7.4	If any payment required to be made under this clause 7 is not made by the due date for the making thereof, then except to the extent that the party paying the amount compensates the recipient for late payment by virtue of their liability to make payment extending to interest and penalties accruing on the Tax, that payment shall carry interest from that due date until the date when the payment is actually made at the Default Rate.

8.	Capital Allowances

8.1	In this clause, the terms “Business”, “Business Assets” and “Non-Transferred Business” shall each have the same meaning as in the Business Purchase Agreement.

8.2	The Seller warrants that the aggregate amount of the Seller’s available qualifying expenditure in the Pool immediately prior to the date of the Business Purchase Agreement (and, for the avoidance of doubt, ignoring any disposal value required to be brought into account in respect of disposal events occurring after the execution of this Agreement) was no less than £50,000,000 (the “Minimum Amount”).

8.3	From and including the date of the Business Purchase Agreement, the Seller has made no claim and will make no claim under the CAA the effect of which is to reduce such available qualifying expenditure as is referred to in clause 8.2 below the Minimum Amount.

8.4	The Seller, or its duly authorised agent, shall calculate the just apportionment between the Company and the Seller of any allowances available in respect of capital expenditure under the CAA that is required to be made for the purposes of section 343 ICTA 1988 as a result of the transfer of the Business and Business Assets pursuant to the Business Purchase Agreement including, without limitation, the apportionment of any Pool. The Seller will, subject to any requirements dictated by the Inland Revenue or by UK law, calculate the apportionment such that after allowances have been claimed by the Seller in respect of the notional chargeable period ended on the date of transfer of the Business to the Company and in respect of all prior chargeable periods, the amount by which the available qualifying expenditure in respect of the Business and Business Assets exceeds the total of any disposal receipts to be brought into account prior to the date hereof in respect of the Business and Business Assets is no less than the Minimum Amount. At the date of this Agreement the Seller believes such an apportionment would be just. The Seller shall notify the Purchaser of such calculation and its basis and allow the Purchaser or its duly authorised agents reasonable access to copies of any supporting records and calculations and give all reasonable assistance to allow the Purchaser to satisfy itself that the calculated apportionment is just PROVIDED THAT nothing in this sub-clause 8.4 will require the Seller to disclose information which the Seller reasonably considers to be confidential to the Non-Transferred Business.

8.5	If the apportionment calculated by the Seller does not equal or exceed the Minimum Amount and the Purchaser (having regard to any requirements dictated by the Inland Revenue or by UK law) reasonably disagrees that the apportionment is just and/or the Seller fails, in the Purchaser’s reasonable opinion, to disclose sufficient information to allow the Purchaser to satisfy itself that the calculated apportionment is just, the matter will be referred to the Independent Accountants who shall determine the just apportionment having been given access by the Seller to all relevant information, acting as experts and not arbitrators. The costs of such determination shall be borne by the parties as the Independent Accountants shall decide.

8.6	When agreement has been reached on a just apportionment pursuant to clauses 8.4 and 8.5, the Seller will, and the Purchaser shall procure that the Company will, reflect such apportionment in their respective Tax returns.

8.7	If the Inland Revenue disagree with such just apportionment, the parties will work together to persuade the Inland Revenue to accept it, failing which the Seller will seek to reach an agreement with the Inland Revenue which is acceptable to both the Purchaser and the Seller PROVIDED THAT if the Inland Revenue are not prepared to reach such an agreement, the Seller shall be obliged to obtain the Purchaser’s consent (which shall not be unreasonably withheld or delayed) to any agreement ultimately reached with the Inland Revenue in respect of this matter.

8.8	Nothing in this clause 8, or in any other provision of this Agreement or of any other agreement, shall result in the Seller being liable to the Purchaser if, as a matter of UK law or Inland Revenue practice, there are not made to or on the Company all such allowances and charges as would, if the Seller had continued to carry on the Business, have fallen to be made to or on it.

9.	Guarantee

9.1	In consideration of the Seller’s undertaking (hereby given) to pay on demand to the Purchaser the sum of £1, the Purchaser hereby unconditionally and irrevocably guarantees to the Seller and its affiliates the due and punctual performance and observance by the Company of all of its obligations, commitments and undertakings under or pursuant to the Business Purchase Agreement, the Transaction Documents or any other document referred to in them and agrees to indemnify the Seller and its affiliates in respect of any breach by the Company of any of its obligations, commitments and undertakings under or pursuant to the Business Purchase Agreement, the Transaction Documents or any other document referred to in them. The liability of the Purchaser under the Business Purchase Agreement, the Transaction Documents or any other document referred to in them shall not be released or diminished by any variation of the terms of this Agreement or any other document referred to in it (whether or not agreed by the Purchaser), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

9.2	If and whenever the Company defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to the Business Purchase Agreement, the Transaction Documents or any other document referred to in them, the Purchaser shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by the relevant Transaction Document or any other document referred to in it and so that the same benefits shall be conferred on the Seller as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the Company.

9.3	The guarantee contained in clause 9.1 is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the Company shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of the Business Purchase Agreement or any of the Transaction Documents and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Company or any change in the status, control or ownership of the Company. The guarantee contained in clause 9.1 is in addition to, without limiting and not in substitution for, any rights or security which the Seller may now or after the date of the Business Purchase Agreement or any of the Transaction Documents have or hold for the performance and observance of the obligations, commitments and undertakings of the Company under or in connection with the Transaction Documents or any other document referred to in them.

9.4	As a separate and independent stipulation, the Purchaser agrees that any obligation, commitment or undertaking expressed to be undertaken by the Company (including,

without limitation, any moneys expressed to be payable) which may not be enforceable against or recoverable from the Company by reason of any legal limitation, disability or incapacity on or of the Company or any fact or circumstance (other than any limitation imposed by the Business Purchase Agreement or any of the Transaction Documents or any of the documents referred to therein) shall nevertheless be enforceable against and recoverable from the Purchaser as though the same had been incurred by the Purchaser and the Purchaser was the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser on demand.

9.5	The Purchaser agrees to comply with the restrictive covenant in clause 17 (Restrictions on Business Activities) of the Business Purchase Agreement, as if references in that clause to the Purchaser under that agreement were references to the Purchaser under this Agreement.

9.6	The guarantee contained in clause 9.1 shall remain in force until the earlier of (i) the last date on which the Seller is entitled to make any claim under the Transaction Documents and (ii) ten (10) years from the Completion Date.

10.	Purchaser’s Warranties and Undertakings

10.1	The Purchaser warrants to the Seller that:-

(A)	the Purchaser is not aware of any fact which causes any of the Warranties to be breached other than as disclosed in the Disclosure Letter in accordance with clause 11.2;

(B)	the Purchaser has the requisite power and authority to enter into and perform this Agreement;

(C)	the Purchaser has sufficient funds available to comply with its obligations under clauses 3 and 4;

(D)	the Transaction Documents executed by the Purchaser which are to be delivered at Completion will, when executed by the Purchaser, constitute binding obligations of the Purchaser in accordance with their respective terms; and

(E)	the Purchaser has received no reports in relation to the Company, the Business, the Business Assets or the Assumed Liabilities other than the Due Diligence Reports. The Accountants’ Report dated 22 July, 2003 notes that stock has historically been valued by the Business using standard, as opposed to actual, costs.

10.2	So far as the Purchaser is aware, no consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Purchaser in connection with the execution and delivery of and performance by the Purchaser of its obligations under this Agreement, the consummation of the transaction as contemplated in it, the Business Purchase Agreement or any of the Transaction Documents.

10.3	The Purchaser undertakes to hold any member of the Selling Group indemnified and to keep any such member indemnified from and against all actions, claims, proceedings, loss, damage, all payments, costs or expenses incurred by any member of the Selling Group in relation to or arising out of any of the Sellers’ Guarantees.

10.4	In the event that the Seller at any time after the date hereof should wish to take out insurance against liability under this Agreement, the Purchaser undertakes (subject to any restrictions on confidentiality imposed upon it) to provide such information as the prospective insurer may reasonably require before effecting such insurance.

10.5	The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement will not:-

(A)	result in a breach of any provision of the memorandum or articles of association of the Purchaser;

(B)	result in a material breach of, or constitute a material default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(C)	result in a breach of any order, judgement or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound.

11.	Purchaser’s Remedies and Seller’s Limitations on Liability

11.1	Subject to clauses 6, 11.2 and 11.3 and to the limitations set out in Schedule 3 (Seller’s Limitations on Liability), the Purchaser shall be entitled to claim after Completion that any of the Assurances has or had been breached and (in accordance with clause 14 (Effect of Completion)) Completion shall not in any way constitute a waiver of any of the Purchaser’s rights.

11.2	The Purchaser shall not be entitled to claim that any fact or matter causes any of the Warranties to be breached to the extent fairly disclosed in the Disclosure Letter or to the extent fairly disclosed in any document referred to in the Disclosure Letter or delivered with it (which shall include the documents listed in the Data Room index in the Agreed Form). For this purpose, a fact, matter, or circumstances shall be “fairly disclosed” if the nature of the fact, matter or circumstances is reasonably apparent from the Disclosure Letter or on the face of any document which is included in the list of attachments to the Disclosure Letter

11.3	The Purchaser agrees that the Seller has no obligation to explain the manner in which any particular document in the Disclosure Letter or fact, matter or circumstance referred to in any document attached to the Disclosure Letter qualifies or is inconsistent with any particular Warranty or cross refer that information to particular Warranties, it being the intention of the parties that each of the Warranties shall be qualified by all the information so disclosed and that any common law or other presumption which is inconsistent herewith be rebutted.

11.4	No liability shall attach to the Seller in respect of claims under the Warranties, the Business Purchase Agreement and the Transaction Documents if and to the extent that the limitations set out in Schedule 3 (Seller’s Limitations on Liability) apply, in the absence of any fraud or dishonesty on the part of the Seller.

11.5	The Seller and the Purchaser each acknowledge that the restrictions contained in clause 20 (Announcements) and clause 21 (Confidentiality) shall continue to apply after the termination of the sale and purchase contemplated under this Agreement without limit in time.

11.6	If, after the date hereof, the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 6 or not) that there has been any breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to treat this Agreement as terminated or to rescind this Agreement but shall be entitled to claim under the Warranties.

11.7	Any amount payable by the Seller in respect of any claim under this Agreement shall be treated as a repayment of and adjustment to the consideration for the sale of the Shares.

12.	Restrictions on Seller’s Business Activities

12.1	Although the Seller is no longer involved in the Business, the parties have agreed as follows:

(A)	if the Seller or any member of the Seller’s Group either alone or in conjunction with or on behalf of any other person, directly or indirectly, within 5 years after the Completion Date, establishes, is engaged or is in anyway interested in a product which is in direct or indirect competition with the products of the Business as it is carried on at the Completion Date then the Seller covenants to pay to the Purchaser without any deduction or setoff whatsoever, the greater of:

(i)	the Seller Profits; and

(ii)	the Seller Deemed Profits,

arising therefrom, PROVIDED THAT there shall not be a breach of the above provisions of this clause if the Seller or any member of the Selling Group shall acquire an entity which manufactures, distributes or sells a product which competes with a product of the Business as it is carried on at the Completion Date but which product is not material in relation to the relevant product of the Business carried out by the Company or if the Seller or any member of the Selling Group sells, transfers or disposes the company, business or undertaking or part thereof within 12 months of its acquisition by the Seller or relevant member of the Selling Group;

(B)	the Seller Profits or Seller Deemed Profits (as applicable) shall be due and payable each year within one month of the publication of the relevant financial year end financial accounts of the Seller (or for the first year from the

Completion Date, the part financial year) or, in the event of a dispute, upon resolution of such dispute in accordance with clause 12.1(D) below, together with simple interest at the Default Rate of any amounts not paid within such one month time;

(C)	the Seller shall upon request of the Purchaser provide a full and complete set of accounts setting out how the Seller Profits and/or Seller Deemed Profits were calculated including the accounting principles and practices applied, working papers and any other material or information that the Seller may reasonably require for the purpose of reviewing such accounts;

(D)	if the Purchaser does not agree with the Seller Profits and/or Seller Deemed Profits in any year, the Purchaser may request that the Independent Accountant be appointed to calculate the Seller Profits and/or Seller Deemed Profits. The Independent Accountant shall be instructed (at the mutual expense of the Seller and the Purchaser) to deliver its written calculation of the Seller Profits and/or Seller Deemed Profits to the Seller and the Purchaser no later than 60 days after the date on which it is appointed. The Independent Accountant shall act as an expert and not as an arbitrator and its calculation of the Seller Profits and/or Seller Deemed Profits shall be final and binding on the parties; and

(E)	the Seller shall at its own expense and on reasonable notice, within normal working hours and on request of the Purchaser permit and provide (subject to appropriate confidentiality undertakings being received from all parties concerned) the Purchaser and if applicable the Independent Accountant, their employees, advisers and agents complete access to their records, information and employees solely for the purpose of the Seller reviewing the calculation of the Seller Profits and/or Seller Deemed Profits, the Independent Accountant calculating the Seller Profits and/or Seller Deemed Profits pursuant to this clause or in resolving any dispute in connection therewith.

12.2	The Purchaser undertakes to the Seller that it shall not, and shall procure that each member of the Purchaser’s Group (including the Company) shall not, directly or indirectly, without the prior written consent of the Seller, during the period of two (2) years after Completion, employ any person who is an employee, consultant or contractor at the time of Completion of any member of the Selling Group, whether or not employed.

12.3	Each undertaking contained in this clause 12 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the relevant party to which they apply.

13.	Pensions and Trade Marks

13.1	Each of the parties shall comply with the requirements pertaining to that party set out in Schedule 9 (Pensions).

13.2	The use of names and marks by the Purchaser in relation to the Business shall be agreed in accordance with, and governed by, the terms of the Trade Mark Licence and the Business Purchase Agreement.

14.	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

15.	Remedies and Waivers

15.1	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:-

(A)	impair such right, power or remedy; or

(B)	operate as a waiver thereof

EXCEPT in respect of any right, power or remedy arising from the Seller’s limitation of liability under the warranties and undertakings as set out in Schedule 3 (Seller’s Limitations on Liability).

15.2	The Purchaser may, it its discretion, in whole or in part, release, compound or compromise or waive its rights or grant time or indulgence in respect of any liability to it under any Transaction Document and may do so as regards any one or more of the parties under that liability without affecting the liability of or its rights against any other party in respect of the same or any other liability.

15.3	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

15.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

16.	Assignment

16.1	Subject to sub-clause 16.2, the parties shall not assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (including, without limitation, the Warranties and any causes of action arising in connection with any of them) other than to another company in the Selling Group or the Purchaser’s Group, respectively provided that, if any such assignee ceases to be a parent or subsidiary undertaking of the Purchaser or Seller (as applicable) it shall not be entitled to rely on any provision of this agreement (but may re-assign the benefit of this agreement to a parent or subsidiary undertaking of the Purchaser or Seller (as applicable))

16.2	The Purchaser may assign the benefit of this Agreement to the Funder.

16.3	The Parties shall not make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement.

16.4	If any rights under this Agreement are assigned, the amount of any liability of the Parties under or in respect of any indemnity, Warranty or other provision shall not exceed the amount of the liability (if any) that would have arisen under such indemnity, Warranty or other provision if there had been no assignment of any rights under this Agreement.

17.	Further Assurance

17.1	Each of the parties shall from time to time, on being required to do so by any other party to this Agreement now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of such documents in a form satisfactory to the party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to them the full benefit of the rights, powers and remedies conferred upon them in this Agreement, PROVIDED THAT the no member of the Selling Group shall be required to make any filings, draft any documentation, instruct any legal advisors, agents or other third parties, or pay any fees, costs or taxes, in relation to any Intellectual Property or the assignment or recordal of any of Intellectual Property, or shall be required to procure any of the foregoing.

18.	Entire Agreement and Variation

18.1	The Transaction Documents and any other document referred to in them shall constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares. In entering into the Transaction Documents, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them.

18.2	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Transaction Documents.

18.3	For the purposes of this clause “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to the date of this Agreement.

18.4	This agreement may only be varied in writing signed by each of the parties.

19.	Notices

19.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing. Telexes, faxes and email are permitted.

19.2	Any such notice or other communication shall be addressed as provided in clause 19.3 and, if so addressed, shall be deemed to have been duly given or made as follows:-

(A)	if sent by personal delivery, upon delivery at the address of the relevant party;

(B)	if sent by first class post, three Business Days after the date of posting; and

(C)	if sent by facsimile, when received provided that a copy is sent by first class post;

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

19.3	The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to clause 19.4, are:-

Name of party	Address	Facsimile No.
Seller and Guarantor	Wheldon Road, Castleford, West Yorkshire WF10 2JT	01977 712 222

Greentag (8) Limited	55 Colmore Row, Birmingham B3 2AS	0121 214 1099

Arch Chemicals, Inc.	501 Merritt 7, PO Box 5204, Norwalk, CT 06851 USA	001 203 229 2613
(Attn.: Corporate Secretary)

19.4	A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of clause 19.3 PROVIDED THAT such notification shall only be effective on:-

(A)	the date specified in the notification as the date on which the change is to take place; or

(B)	if no date is specified or the date specified is less than three clear Business Days after the date on which notice is given, the date falling three clear Business Days after notice of any such change has been given.

20.	Announcements

The parties will consult, as to the terms of any announcement to be made at Completion in respect of the transaction contemplated by this Agreement.

21.	Confidentiality

21.1	With effect from Completion (pending which, the confidentiality undertakings entered into by the parties to this Agreement shall continue to apply), subject to clause 21.2, the Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:-

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement; or

(C)	the other party and any of its subsidiaries or holding companies.

21.2	The Parties may disclose information which would otherwise be confidential if and to the extent:-

(A)	required by the law of any relevant jurisdiction;

(B)	required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Securities Exchange Commission, the New York Stock Exchange, the London Stock Exchange or The Panel on Takeovers and Mergers, the Inland Revenue or H.M. Customs & Excise, whether or not the requirement for information has the force of law;

(C)	required to vest the full benefit of this Agreement in either party;

(D)	disclosed to the professional advisers, auditors and bankers of each party;

(E)	the information has come into the public domain through no fault of the Purchaser; or

(F)	the other Party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed,

PROVIDED THAT any such information disclosed pursuant to paragraphs (A) or (B) shall be disclosed only after notice to the other Party.

Arch shall also be entitled to make such public announcements as it may consider appropriate in relation to the transaction contemplated by this Agreement, provided that it shall act reasonably in so doing.

21.3	The restrictions contained in this clause 21 shall continue to apply after the Completion of the sale and purchase under this Agreement without limit in time.

22.	Costs and Expenses

22.1	Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

22.2	The Purchaser shall bear any stamp duty reserve tax or stamp duty (including any interest and penalties) arising in connection with the purchase of the Shares pursuant to this Agreement.

23.	Counterparts

23.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

23.2	Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

24.	Time of essence

Except as otherwise expressly provided, time is of the essence of this Agreement.

25.	Contracts (Rights of Third Parties) Act 1999

25.1	The provisions of clauses 6.5, 10.3, 12.1, 12.2 and 17.1 of this agreement confer benefits on persons who are not party to this agreement (each a “Third Party”) and, subject to the remaining terms of this clause, are intended to be enforceable by such Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999.

25.2	The parties to this agreement do not intend that any term of this agreement apart from the provisions specifically referred to in clause 25.1 should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

25.3	Notwithstanding clause 25.1, this agreement may be rescinded or varied by the parties to it without the consent of any Third Party.

26.	Choice of Governing Law

26.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts.

26.2	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

26.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the English Jurisdiction.

27.	Guarantee

27.1	In consideration of the Purchaser’s undertaking (hereby given) to pay on demand to the Guarantor the sum of £1, the Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser and its affiliates the due and punctual performance and observance by the Seller of all of its obligations, commitments and undertakings under or pursuant to the Transaction Documents or any other document referred to in them and agrees to indemnify the Purchaser and its affiliates in respect of any breach by the Seller of any of its obligations, commitments and undertakings under or pursuant to the Transaction Documents or any other document referred to in them. The liability of the Guarantor under the Transaction Documents or any other document referred to in them shall not be released or diminished by any variation of the terms of this Agreement or any other document referred to in it (whether or not agreed by the Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

27.2	If and whenever the Seller defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to the Transaction Documents or any other document referred to in them, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by the relevant Transaction Document or any other document referred to in it and so that the same benefits shall be conferred on the Purchaser as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the Seller.

27.3	The guarantee contained in clause 27.1 is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the Seller shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of any of the Transaction Documents and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Seller or any change in the status, control or ownership of the Seller. The guarantee contained in clause 27.1 is in addition to, without limiting and not in substitution for, any rights or security which the Purchaser may now or after the date of any of the Transaction Documents have or hold for the performance and observance of the obligations, commitments and undertakings of the Seller under or in connection with the Transaction Documents or any other document referred to in them.

27.4	As a separate and independent stipulation, the Guarantor agrees that any obligation, commitment or undertaking expressed to be undertaken by the Seller (including, without limitation, any moneys expressed to be payable) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity on or of the Seller or any fact or circumstance (other than any limitation imposed by any of the Transaction Documents) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor was the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

27.5	The guarantee contained in clauses 27.1 to 27.4 (the “Guarantee”) shall remain in force until the earlier of (i) the last date on which the Purchaser is entitled to make any claim under the Transaction Documents and (ii) ten (10) years from the Completion Date.

27.6	While the Guarantee remains in force, Arch shall take all steps within its powers to procure that the Seller’s obligations are guaranteed by one or more entities having an aggregate net asset value (determined in accordance with their latest audited financial statements) equal to or greater than £36,000,000.

27.7	Immediately prior to the grant of any replacement guarantee pursuant to clause 27.6 (and as a condition precedent to such guarantee taking effect), the Purchaser shall release the Guarantor from all its obligations under the Guarantee and the New Guarantor shall replace the previous Guarantor for all purposes of this Agreement.

28.	Gross Up

Where any amount in excess of £2,000,000 (in aggregate) payable by the Seller pursuant to this Agreement (other than any amount payable under clause 3.2 and Schedule 11 (Earn Out)) or payable to the Company pursuant to the Business Purchase Agreement (the “Relevant Amount”) is subject to Tax in the hands of the Purchaser, after setting off or otherwise utilising to the maximum extent legally possible, any capital allowances which the Company is entitled to claim as a result of it beginning to carry on a trade the Seller has ceased to carry on for which the Purchaser shall make a claim for group relief under section 402 ICTA 1988 or any other relief, the Seller shall pay an additional amount so that, after taking into account the Tax arising in respect of the Relevant Amount (and in respect of the additional sum paid pursuant to this clause 28), the Purchaser receives and retains a sum equal to the Relevant Amount.

IN WITNESS whereof this Agreement has been duly executed as a deed.

Executed as a Deed	)	Graham Buchan
for and on behalf of	)	Director
Hickson Limited	)
	)	David Lewis
Director

Executed as a Deed	)	J H Markham
for and on behalf of	)	Director
Greentag (8) Limited	)
	)	R P Whitwell
Director

Executed as a Deed	)	W Paul Bush
for and on behalf of	)	Director
Hickson International Limited	)
	)	Paul Craney
Director

Executed by an officer	)	W Paul Bush
and witnessed by a secretary	)	Treasurer
for and on behalf of	)
Arch Chemicals, Inc.	)	Joseph P Lacerenza
Assistant Secretary

Executed as a Deed	)	Stephen M Baker
for and on behalf of	)	Director
Hickson & Welch Chemical	)
Products Limited	)	Graham Buchan
Director

Schedule 1

Completion Arrangements

At Completion:

1.	The Seller shall deliver to the Purchaser or the Purchaser’s Solicitors:

(A)	duly executed transfers in respect of the Shares in favour of the Purchaser or such person as the Purchaser may nominate and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of the Seller or nominee;

(B)	such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

(C)	powers of attorney in Agreed Form.

2.	The Seller shall procure that the Environmental Deed is executed and delivered to the Purchaser and the Purchaser shall duly execute and deliver a counterpart of it;

3.	The Seller shall deliver to or procure for the Purchaser (or any person whom the Purchaser may nominate) such of the following as the Purchaser may require:

(A)	the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company;

(B)	(save where landlord’s consent has not been obtained in respect of the Property at Table 2, Part A of Schedule 4) the three land certificates for title numbers WYK 299314, WYK574916 and WYK 468308, and title deeds relating to each of these three Properties, the two bridge licences relating to Properties set out in Table 3, Part A of Schedule 4, and certified copies of the title deeds to the Property at number 1, Table 1, Part A of Schedule 4 and the land certificate for the number WYK460686 will be placed on deposit at HM Land Registry, and the deposit number will be notified to the Purchaser’s solicitors within 5 working days of receipt;

(C)	copies (signed by the auditors) of the letters from the auditors of the Company referred to in paragraph 5 below;

(D)	a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of this Agreement and the Environmental Deed;

(E)	a copy of the minutes of a duly held meeting of the directors of the Guarantor authorising the execution by the Guarantor of this Agreement; and

4.	A letter to the company secretary of CIRCE resigning from membership of CIRCE and duly signed resignation of Dr. Ken Patterson as the Seller’s appointed director as a director of CIRCE. The Guarantor shall procure that Hickson & Welch Limited changes its name to a name which does not include the name “Welch” and gives its written consent to the use by the Company of the name “Hickson & Welch”.

5.	The Seller shall procure all of the present directors and secretary of the Company to resign their offices as such and to relinquish any rights which they may have under any contract of employment with the Company or any member of the Selling Group or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board meetings referred to in paragraph 6 below;

6.	The Seller shall procure the present auditors of the Company to resign their office as such, and to deposit at the registered office of the Company a letter notifying their resignation and containing a statement pursuant to section 394(1) Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors;

7.	The Seller shall procure board meetings of the Company to be held at which:

(A)	it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

(B)	each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct such appointments to take effect on the Completion Date;

(C)	the resignations of the directors and secretary referred to in paragraph 4 above shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the Company or relevant member of the Selling Group an acknowledgement executed as a deed that he has no claim against the Company or any member of the Selling Group for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which the Company or any member of the Selling Group has or could have any obligation to him;

(D)	all existing instructions to banks shall be revoked and new instructions shall be given to such banks in such form as the Purchaser may direct; and

(E)	the situation of the registered office shall be changed to such address as the Purchaser may nominate and (subject to the provisions of the Companies Acts) the accounting reference date shall be changed in accordance with any instructions given by the Purchaser.

The Seller shall procure that minutes of each duly held board meeting, certified as correct by the secretary of the relevant company and the resignations and acknowledgements and service agreements referred to are delivered to the Purchaser’s Solicitors;

8.	The Seller shall deliver to the Purchaser a duly executed original Garage Agreement for Lease and counterparts of the Office Lease, Licence to Occupy, Option Agreement and Conference Centre Lease.

9.	The Purchaser shall:

(A)	pay to the Seller’s Solicitors by way of telegraphic transfer to account number [redacted], Branch Code [redacted] at National Westminster Bank plc the cash consideration payable under sub-clause 3.1(A) in respect of the Shares;

(B)	issue to the Seller the Series A Notes and the Series B Notes in accordance with sub-clauses 3.1(B) and 3.1(C), enter the name of the Seller in the register of noteholders in respect of such Loan Notes and deliver to the Seller the certificates for such Loan Notes;

(C)	pay or procure that the Company pays to the Seller’s Solicitors by way of telegraphic transfer to account number 00541168, Branch Code 50-00-00 at National Westminster Bank plc the Variable Amount and the Receivables Amount (or, as applicable, the Preliminary Variable Amount and the Preliminary Receivables Amount);

(D)	deliver to the Seller’s Solicitors, duly executed by the Purchaser, a counterpart original of the Environmental Deed;

(E)	deliver to the Seller a copy (certified by the secretary of the Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser which authorised the purchase of the Shares for the consideration and upon the terms set out in this Agreement; and

(F)	procure that the Company deliver to the Seller duly executed originals of the Office Lease, Licence to Occupy, Option Agreement and Conference Centre Lease and counterpart of the Garage Agreement for Lease.

Schedule 2

Warranties

1.	Status and Conduct of Business prior to Completion

1.1	Prior to the acquisition of the Business pursuant to the Business Purchase Agreement, the Company had never been engaged in any manner whatsoever in the carrying on of any trade or business or engaged in any activities of any sort except in connection with incorporation, the appointment of officers and the filing of documents pursuant to the Companies Acts and accordingly the Company:

(A)	had never had any indebtedness, mortgages, charges, debentures, guarantees or other commitments or liabilities (present or contingent) outstanding;

(B)	had never had any employees;

(C)	had never been a party to any contract;

(D)	had never given any power of attorney;

(E)	had never been a party to any litigation or arbitration proceedings;

(F)	had never been the lessee of any property; and

(G)	had never been the owner of, or interested in, any assets whatsoever including, without limitation, the share capital of any other body corporate.

1.2	From the Business Purchase Completion Date until Completion the Company has carried on the Business in the ordinary course and in the same manner as carried on by the Selling Group before the Business Purchase Completion Date so as to maintain the Business as a going concern, and, for that purpose, has used all reasonable endeavours to preserve its business organisation intact.

1.3	The Business Purchase Documentation sets out all of the arrangement and agreement between the Company and the Seller relating to the acquisition by the Company of the Business.

1.4	From the Business Purchase Completion Date until Completion the Company has not:

(A)	Variation of the Business Purchase Agreement

made, or agreed to make (whether verbally, in writing or otherwise) any variation, alteration or amendment to the Business Purchase Documentation (other than ordinary course of trading);

(B)	Working Capital Statement

agreed the Working Capital Statement and/or the Working Capital Amount;

(C)	Consideration

paid any or all of the Variable Amount to the Seller;

(D)	Preservation of Assets

failed to take any step which was reasonably necessary to preserve the Business Assets;

(E)	Business and Business Assets

(i)	disposed of or agree to dispose of, or granted or agreed to grant any option in respect of, any material part of the Business Assets or any interest in them except in the ordinary and usual course of business on normal arm’s length terms;

(ii)	disposed of or agreed to dispose of any Business Asset on capital account having a book value in excess of £10,000 or any interest in any such Business Asset;

(iii)	discontinued or ceased to operate all or a material part of the Business;

(iv)	acquired or commenced any other business other than the Business as it was conducted at the time of Completion of the Business Purchase Agreement; or

(v)	done, or allowed to be done, any act or thing which may immediately in the future, adversely affect the goodwill of the Business;

(F)	Contracts

entered into any contract (which includes, amongst other things, any agreement, arrangement or commitment) relating to or affecting a material part of the Business or varied materially the terms of any of the Contracts;

(G)	Capital expenditure

made any capital commitment with an individual contract value of £10,000 or more, including, for this purpose, the acquisition of any capital asset under a finance lease other than emergency expenditure or necessary health and safety expenditure, details of which are set out in the Disclosure Letter;

(H)	Encumbrances

created, granted or issued, or agreed to create, grant or issue, any Security Interest over any of the Business Assets;

(I)	Insurances

failed to take any action required to maintain any of its insurances relating to the Company or the Business Assets in force or knowingly done anything to make any such policy of insurance void or voidable;

(G)	Employees

taken any steps to terminate the contract of employment of any Listed Employee or given or made to any Listed Employee any notice, communication, statement or representation which concerns the sale and purchase of the Business or which may concern or affect his employment after Completion otherwise than to the extent necessary to comply with the Seller’s obligations under the Transfer of Undertakings (Protection of Employment) Regulations 1981;

(L)	Business Properties

(vi)	entered into any agreement, tenancy or licence in respect of or affecting any of the Properties;

(vii)	disposed of or agreed to dispose of, or granted or agreed to grant any option in respect of, any Property or any interest therein; or

(viii)	granted or agreed to grant any rights over or created any restriction, covenant or encumbrance affecting any Property.

2.	Constitution

2.1	The information in Schedule 7 (Ownership of the Shares) and Schedule 8 (Basic Information about the Company) is accurate.

2.2	Attached to the Disclosure letter are true copies of the Company’s memorandum and articles of association and all resolutions passed by the Company’s shareholders or directors.

2.3	The register of members and all other records required to be kept by the Company by statute have been properly completed and are up-to-date.

2.4	The Seller is the sole beneficial owner of the Ordinary Shares set opposite its name in Schedule 7 (Ownership of the Shares) and there is no option, right to acquire, mortgage, charge, pledge, lien or other form of Security Interest or Encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and , so far as the Seller is aware, no claim has been made by any person to be entitled to any.

2.5	Due compliance has been made with all the provisions of the Companies Acts, and all other legal requirements, in connection with:

(A)	the formation of the Company;

(B)	any allotment, issue, purchase or redemption of shares, debentures or other securities in the Company;

(C)	any reduction of the authorised or issued share capital of the Company;

(F)	any amendment to the memorandum or articles of association of the Company;

(G)	the passing of any resolution by the Company;

(H)	and the payment of any dividends by the Company.

2.6	Except for bona fide contracts of employment with executive directors of the Company in the ordinary course of business, no transactions, contracts or arrangements (including any loan or Guarantee made or given by the Company) have been entered into to which the Company is a party:

(A)	in which a shareholder in or director of the Company has been interested whether directly or indirectly; or

(B)	which fall within the definition of “transaction with a related party” contained in Chapter 11 of the Listing Rules published by the UK Listing Authority.

3.	Capacity of the Seller and the Guarantor

3.1	Both the Seller and the Guarantor are companies duly incorporated and validly existing under the laws of England and Wales.

3.2	Both the Seller and the Guarantor have the requisite power and authority to enter into and perform this Agreement and the Transaction Documents and the Business Purchase Documentation.

3.3	Both the Transaction Documents and the Business Purchase Documentation executed by the Seller and any member of the Seller’s Group which are to be delivered at Completion will, when executed, constitute valid and binding obligations of both the Seller and the relevant member of the Seller’s Group in accordance with their respective terms.

3.4	The execution and delivery of this Agreement and those of the Transaction Documents and the Business Purchase Documentation to which the Seller and/or any member of the Seller’s Group is a party, and the performance by the Seller and/or any member of the Seller’s Group of its obligations under them, will not:

(A)	result in a material breach of any provision of the memorandum or articles of association of the Seller and/or any member of the Seller’s Group; or

(B)	result in a material breach of, or constitute a material default under, any debt or similar instrument to which the Seller and/or any member of the Seller’s Group is bound; or

(C)	result in a breach of any order, judgement or decree of any court or governmental agency by which the Seller and/or any member of the Seller’s Group is bound.

3.5	So far as the Seller is aware, no consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Seller or any member of the Seller’s Group in connection with the execution and delivery of and performance by the Seller or any Member of the Seller’s Group of their obligations under this Agreement, the consummation of the transaction as contemplated in it, the Business Purchase Documentation or any of the Transaction Documents.

4.	Ownership of Business Assets (excluding the Properties)

4.1	Each of the material assets (other than Properties) included in the Company Accounts or acquired by the Company since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the Company and each of those assets capable of possession is in the possession of the Company (save where in the possession of a third party in the normal course of business) and situated in the United Kingdom.

4.2	No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of Security Interest or Encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company is outstanding and there is no agreement or commitment to give or create any and, so far as the Seller is aware, no claim has been made by any person to be entitled to any.

4.3	So far as the Seller is aware, there are no agreements or arrangements restricting the freedom of the Company to use or dispose of any of the Business Assets as it thinks fit.

4.4	The Business Assets sold or licenced to the Company under the Business Purchase Agreement, taken together with any asset leased, licenced or otherwise available to the Company under the Services Agreement, are sufficient to enable the Company to carry on the Business after Completion in substantially the same manner as it was carried on immediately prior to Completion.

5.	Plant and Machinery

5.1	So far as the Seller is aware, all plant and machinery currently used in the Business is regularly maintained and capable of being used by the Company, for the purposes for which they are currently used, without material interruption except as required for normal servicing.

5.2	The plant register of the Company kept by the Seller, which has been supplied to the Purchaser for its inspection, sets out, so far as the Seller is aware, a materially accurate record of the plant and machinery owned by it and used by the Company.

5.3	Details of individual capital commitments in excess of £100,000 are set out in the Disclosure Letter.

6.	Contracts and commitments (excluding those relating to the Properties and Employees)

6.1	Accurate details of each material Contract are given in the Disclosure Letter.

6.2	Each material Contract is in full force and effect and neither the Company nor, so far as the Seller is aware, any third party is in material breach of any of its obligations under the Contracts nor, so far as the Seller is aware, are there any circumstances likely to give rise to any such breach.

6.3	None of the material Contracts is invalid, nor are there any material grounds for determination, rescission, avoidance or repudiation of any Contract, and, so far as the Seller is aware, there are no facts or circumstances likely to provide such grounds.

6.4	None of the material Contracts are:

(A)	dependent on the guarantee or security of any person; and/or

(B)	incapable of assignment by the Seller (or any member of the Selling Group) unless with the consent of any other person.

7.	Intellectual Property

7.1	Reasonable details of all registered Intellectual Property owned by the Company, together with any applications for Intellectual Property owned by the Company, are set out in the Disclosure Letter and the Company is the sole legal and beneficial owner of such rights. All renewal fees due as at the date of this Agreement in respect of the maintenance of those rights have been paid.

7.2	Reasonable details of all material licences of Intellectual Property granted to or by or on behalf of the Company are set out in the Disclosure Letter and neither the Company nor, so far as the Seller is aware, any other party is in material breach of any such licences.

7.3	So far as the Seller is aware, no aspect of the Business infringes the Intellectual Property of any third party.

7.4	So far as the Seller is aware, no third party is infringing any Intellectual Property owned by the Company.

7.5	So far as the Seller is aware, none of the Intellectual Property owned by the Company, or Intellectual Property material to the Business which is used by the Company under licence, is the subject of any litigation (including but not limited to infringement proceedings), revocation, opposition, or administrative proceedings (including but not limited to proceedings where a third party is challenging ownership of such Intellectual Property).

7.6	From the Business Purchase Completion Date until Completion the Company has not entered into any licence, sub-licence, assignment or other agreement in respect of

Intellectual Property except in the ordinary and usual course of business or on normal arm’s length terms.

8.	Information Technology

8.1	Reasonable details of all agreements to which the Company is a party and which relate to the use, support, maintenance and/or development of the material Information Technology used in the Business are disclosed in the Disclosure Letter.

8.2	The Seller is not in material breach of any agreement disclosed pursuant to paragraph 8.1.

8.3	The Company has not experienced in the 12 months prior to the date of this Agreement any material disruption caused by any defect in the Information Technology used in the Business which has had a material and adverse effect on the operation of the Business and which continues to have a material and adverse effect on the operation of the Business.

8.4	Reasonable details of any internet domain name registered by the Seller and used exclusively in connection with the Business are disclosed in the Disclosure Letter.

9.	Data protection

9.1	Copies of the registrations of the Company under the Data Protection Act 1998 are attached to the Disclosure Letter.

9.2	Seller warrants that, in relation to the Business:

(A)	neither the Company nor any member of the Seller’s Group has received a notice (including, without limitation, any enforcement notice), letter or complaint from the Information Commissioner alleging breach by it of the Data Protection Act 1984 or the DPA 1998;

(B)	no order has been made against either the Company or any member of the Seller’s Group to award any individual compensation under the Data Protection Act 1984 or the DPA 1998;

(C)	no order has been made against either the Company or any member of the Seller’s Group for the rectification, blocking, erasure or destruction of any data under the Data Protection Act 1984 or the DPA 1998; and

(D)	no warrant has been issued under schedule 4 of the Data Protection Act 1984 or schedule 9 of the DPA 1998 authorising the Information Commissioner (or any of her officers or servants) to enter any of the premises of the Company or any member of the Selling Group.

10.	Employees

10.1	Details of the names, jobs and full details of the terms of employment (including the emoluments) of every employee of the Company who is entitled to emoluments at a rate in excess of £30,000 per annum and of every director who is also an employee (together “Senior Employees”) are set out in the Disclosure Letter.

10.2	A list of the jobs and short details of the terms of employment of every other employee of the Company are set out in the Disclosure Letter.

10.3	There are not in existence any service agreements or other contracts with Senior Employees which cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than compensation under the Employment Rights Act 1996).

10.4	No Senior Employee of the Company has given notice terminating his contract of employment or is under notice of termination and no amount due to or in respect of any Senior Employee or former Senior Employee of the Company is in arrears and unpaid other than his salary for the month current at the date of this Agreement.

10.5	Since the Accounts Date, no change has been made in the emoluments or other terms of engagement of any Senior Employee of the Company, except for increases in emoluments made in accordance with normal Selling Group industry practice, and no such change is due or expected within six months from the date of this Agreement.

10.6	There is no dispute between the Company, any member of the Selling Group and any trade union existing, pending or (so far as the Seller is aware) threatened in writing to the Company or any member of the Selling Group, so far as the Seller is aware there is no dispute between the Company, any member of the Selling Group and any employee of the Company threatened in writing to the Company or any member of the Selling Group and there is no agreement or arrangement whether written, oral or established by custom and practice between the Company and any trade union or other body representing employees of the Company in relation either to recognition of the trade union or another body, dismissal procedures or collective terms and conditions or representation (whether binding or not) to which the Company or any member of the Selling Group is a party.

10.7	There are no arrangements to which the Company is a party involving share options, profit sharing or bonus, incentive or other similar payments for any Listed Employee.

10.8	There is no claim outstanding or (so far as the Seller is aware) threatened against the Company on the part of any Listed Employee.

11.	Pension Warranties

11.1	The Company has not and will not participate in any of the Pension Schemes prior to Completion. The Listed Employees were entitled to participate in only the Pension Schemes as a consequence of their employment in the business sold under the

Business Purchaser Agreement. Such participation by the Listed Employees ceased on the Business Purchaser Completion Date.

12.	Company Accounts

12.1	The Company Accounts and the Seller 2002 Accounts:

(A)	were prepared in accordance with accounting practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to the Business;

(B)	were prepared on a basis consistent with previous years;

(C)	fairly present the state of affairs of the Business at the Accounts Date and the results of in the case of the Company Accounts the Business, and in the Seller 2002 Account, the Seller, for the accounting period ended on the Accounts Date having regard to the fact that neither the Company Accounts nor the Seller 2002 Accounts are audited; and

(D)	except as the Company Accounts or the Seller 2002 Accounts expressly disclose, neither are not affected by any unusual or non-recurring items.

12.2	The Sellers’ Accounts:

(A)	were prepared in accordance with accounting practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to the business of the Seller;

(B)	were prepared on a basis consistent with previous years;

(C)	show a true and fair view of the assets and liabilities of the Seller at 31 December 2001 and the results of the Seller for the accounting period ended on such date; and

(D)	except as the Sellers’ Accounts expressly disclose, are not affected by any unusual or non-recurring items.

12.3	The results of the Business:

(A)	as shown in the Company Accounts for the periods 2000 and 2001, have been appropriately reflected in the Sellers’ Accounts;

(B)	as shown in the Company Accounts for the period 2002, have been appropriately reflected in the Seller 2002 Accounts in each case in accordance with accounting practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to the Business.

12.4	The Management Accounts

The Management Accounts are the management accounts used by the Seller as a management tool in relation to the Business and have been prepared on a basis consistent with its past practice and (subject to the limitations which affect Management Accounts, in particular, their being unaudited and subject to adjustment) fairly present the state of affairs of the Business for such period.

13.	Grants and allowances

Full particulars (including particulars of correspondence with or notifications to any supranational, national or local authority or government agency) of all material grants, allowances, aids, subsidies, loans or guarantees paid or made available in relation to the Business during the last five years by, and all outstanding claims for any such grant, allowance, aid, subsidy, loan or guarantee directly or indirectly from, any supranational, national or local authority or government agency are set out in the Disclosure Letter and neither the sale of the Business and/or the Shares nor anything else known to the Seller will or might result, in all or any part of any such grant, allowance, aid, subsidy, loan or guarantee becoming repayable, forfeited or invalidated.

14.	Product liability

14.1	There is no outstanding claim which has been made in writing against any member of the Seller’s Group in respect of the Business which is likely to have a material adverse effect on the Company, that the Seller has manufactured, sold or provided any product or service which does not in any material respect comply with contractual requirements or warranties, applicable laws, regulations or standards or which is defective or dangerous.

14.2	Neither the Company nor any member of the Seller’s Group has, in relation to the Business, agreed, other than in the ordinary course of business, to produce or deliver replacement goods after the date of this Agreement or to take back or make good any defective goods or services free of charge or otherwise not at arm’s length rates or issue a credit note or write or reduce indebtedness in respect of any goods or services.

15.	Litigation

The Seller is not in respect of the Business or the Company involved in any material litigation, arbitration or mediation, administrative or criminal proceedings, whether as claimant, plaintiff, defendant or otherwise, and so far as the Seller is aware no litigation, arbitration or mediation, administrative or criminal proceedings by or against any member of the Seller’s Group in respect of the Company is pending, threatened or expected.

16.	Delinquent and wrongful acts

16.1	So far as the Seller is aware, neither the Company nor any member of the Seller’s Group has committed and/or is not liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise in respect of the Business, and no claim that the Company nor any member of the Seller’s Group has remains outstanding.

16.2	So far as the Seller is aware no investigation is being or has been conducted by any governmental or other body in respect of the Company or the Business.

17.	Regulatory consents and licences

17.1	So far as the Seller is aware all material governmental licences, consents, permissions and approvals required by the Company to continue the Business in the manner currently carried on:

(A)	have been obtained in writing; and

(B)	are in full force and effect.

17.2	All reports, returns and information required by law or as a condition of any such licence, consent, permission or approval to be made or given to any person or authority in connection with the Business have been made or given to the appropriate person or authority.

18.	Competition

18.1	In relation to the Company, no member of the Seller’s Group is or has been a party to any agreement which:

(A)	infringes Article 81 or 82 of the EC Treaty; or

(B)	infringes section 2 or section 18 of the Competition Act 1998.

18.2	So far as the Seller is aware, neither the Company nor any member of the Selling Group has, in relation to the Business, given an undertaking to or is subject to any order of or investigation by, and has received any request for information from the Office of Fair Trading, the Competition Commission or the Commission of the European Community under English or EC competition legislation where such undertaking, order, investigation or request for information is likely to cause a material loss or liability to the Company.

19.	Tax returns, disputes, records and claims etc.

19.1	In respect of the Business, the Seller has to the best of its knowledge made proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue authority, including (but without limitation) the Inland Revenue and H. M. Customs & Excise and all such returns are materially correct.

19.2	There is no and there has not within the last 3 (three) years been any dispute or disagreement with or any investigation by any revenue authority regarding the proper Business (or any part of it) and so far as the Seller is aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute, disagreement or investigation.

19.3	The amount of Tax chargeable on the Seller in respect of the Business during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any revenue authority, including (but without limitation) the Inland Revenue and H. M. Customs & Excise .

20.	VAT

20.1	No election (or application to elect) has been made under paragraph 2 of Schedule 10 to the VATA 1994 in relation to any of the Properties or any part of any of them.

20.2	The Disclosure Letter lists the assets of the Company to which the provisions of Part XV of the Value Added Tax Regulations 1995 apply.

21.	Wasting assets

So far as the Seller is aware, none of the Business Assets is a wasting asset within section 44 of the TCGA 1992 which does not qualify in full for capital allowances.

22.	Capital Allowances

22.1	So far as the Seller is aware, neither Chapter IVA of Part II of the Capital Allowances Act 1990 nor Chapter 10 of Part 2 of the CAA 2001 applies or has applied to any of the Business Assets nor would it apply (but disregarding sections 38C and 38D of the Capital Allowances Act 1990 and sections 97 to 100 of the CAA 2001) to any expenditure which is or may become due pursuant to any of the Contracts.

22.2	So far as the Seller is aware, all necessary conditions for the availability of all capital allowances claimed by the Seller in relation to the Business Assets have at all material times been satisfied and remain satisfied.

23.	Environmental Matters

23.1	So far as the Seller is aware, all material Environmental Permits have been obtained for the Business and have been complied with in all material respects during the period of two years ending on the date of this Agreement (the “Relevant Period”).

23.2	So far as the Seller is aware, the Business has been operated in all material respects in compliance with Environmental Laws during the Relevant Period.

23.3	The Seller has not received any written notice from any person or authority (including any nation, national or local government or international organisation and any subdivision or agency or executive arm of any of them, any court or judicial officer or any securities exchange) with legal or de facto power to impose and/or enforce compliance with any official requirement under Environmental Laws that there is, in relation to the Business, any material liability under Environmental Laws in respect of Environmental Matters arising or existing during the Relevant Period.

24.	Insurances

Full particulars of any outstanding insurance claims made by the Company or any member of the Seller’s Group in relation to the Business are contained in the Disclosure Letter and except for such claims, no claims have been made by the Company (or any member of the Selling Group in relation to the Business) on its insurers or are, so far as the Seller is aware, contemplated or outstanding.

25.	Properties

25.1	The Properties referred to in Schedule 4 (Properties) are the only Properties, used or occupied by the Company.

25.2	Part A and Part B of Schedule 4 (Properties) is accurate in all material respects.

25.3	The Company owns the Properties both legally and beneficially.

25.4	The Company has under its control all of the title deeds and documents listed in the Disclosure Letter necessary to prove its title to the Properties.

25.5	The Company holds the Properties subject to the Letting Documents but is otherwise in physical possession and actual occupation of the whole of the Properties.

25.6	There are no mortgages or charges, legal or equitable, fixed or floating, affecting the Properties.

25.7	There are no outstanding enforcement notices, stop notices or breach of condition notices as far as the Seller is aware and no enforcement action has been threatened in respect of the Properties.

25.8	The Seller has received no notice of any material outstanding disputes, actions, claims, demands or complaints in respect of the Properties.

25.9	In relation to each of the Properties referred to in Part A of Schedule 4 (Properties) which is leasehold so far as the Seller is aware:

(A)	the Properties are held under the terms of the lease (the “Lease”) briefly referred to in Schedule 4 (Properties) and no collateral assurances, undertakings or concessions have been made by any party to the Lease;

(B)	the documents of title to the Properties include any consents required for the grant of the Lease; and

(C)	the rent and all other sums demanded and payable under the Lease have been paid to date and no notice has been received alleging any breach of any covenant or condition contained in the Lease or the part of the Company or in any licence, consent or other document entered into supplemental to the Lease on the part of the tenant have been in all material respects observed and performed to date.

25.10	In relation to the Properties all material details of the leases, tenancies, licences and agreements to which the Properties are subject are referred to in the Letting Documents.

25.11	The Seller has received no notice of any breach or non-compliance of the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971 and the Health and Safety at Work etc. Act 1974.

25.12	Where required, a fire certificate has been issued for each of the Properties and the Seller has received no notice of non compliance thereof.

25.13	All written replies to formal preliminary enquiries given by the Seller’s Solicitors to formal preliminary enquiries raised by the Purchaser’s Solicitors in respect of the Properties are true, accurate and complete in all material respects so far as the Seller is aware.

25.14	The Company has not at any time assigned or otherwise disposed of any freehold or leasehold property in respect of which the Company has any continuing liability either as original contracting party or by virtue of any direct covenant or under an authorised guarantee agreement given on a sale or assignment to or from the Company or as a surety for the obligations of any other person in relation to any real property and no claim has been made against the Company in respect of any leasehold property formerly held by it or in respect of which it acted as a guarantor nor is any such claim anticipated.

26.	Guarantor

26.1	The structure chart of the Seller’s Group contained at Schedule 24 of the Disclosure Letter is accurate (save for the exclusion of companies in liquidation).

Schedule 3

Seller’s Limitations on Liability

1.	Limitation on amount; set-off

Neither the Purchaser nor the Company shall be entitled in any event to damages in respect of any claim or claims under any of the Warranties save in the event that:-

(A)	the aggregate amount of all such substantiated claims is £200,000 (but if this amount is exceeded the Seller’s liability shall be for the total amount of such claims and shall not be limited to the excess); and

(B)	the amount of any individual substantiated claim shall exceed £25,000 where “substantiated” means a claim which is admitted by the Seller or proved in a court of competent jurisdiction

PROVIDED THAT the total aggregate liability of the Seller under or in accordance with the Transaction Documents (including but not limited to the Assurances,) and the Business Purchase Documentation shall not in any event exceed £9,000,000.

2.	Time limits for bringing claim

2.1	The Seller shall have no liability under or in respect of the Assurances unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the breach or claim, its nature and the amount claimed (detailing the Purchaser’s calculation of the loss thereby alleged to have been suffered by it):-

(A)	on or before the seventh anniversary of Completion in respect of claims relating to Taxation including, for the avoidance of doubt, any claims under clause 7 of this Agreement; or

(B)	on or before the date 27 months after Completion in respect of any other matters.

3.	Insurances

If, in respect of any matter which would give rise to a claim under any of the Transaction Documents or the Business Purchase Documentation the Purchaser is entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim under the Transaction Documents or the Business Purchase Documentation unless and until the Purchaser shall have made a claim against its insurers and any such claim under the Transaction Documents or the Business Purchase Documentation shall then reduce by the amount recovered under such policy of insurance, or extinguish any such claims under the Transaction Documents or the Business Purchase Documentation if the amount recovered or could have been recovered exceeds the amount of the claim against the Seller.

4.	Recovery From Third Parties

4.1	Where the Purchaser is at any time entitled to recover from some other person or any other member of the Purchaser’s Group any sum in respect of any matter giving rise to a claim under the Transaction Documents or the Business Purchase Documentation the Purchaser shall take all reasonable steps to enforce such recovery.

4.2	If the Purchaser shall recover any amount from such other person, the amount of the claim against the Seller shall then reduce by the amount recovered (less all reasonable costs, Taxation, charges and expenses incurred by the Purchaser recovering that sum from such other person) or be extinguished if the amount exceeds the amount of the claim against the Seller (less all reasonable costs, Taxation charges and expenses incurred by the Purchaser recovering that sum from such other person).

4.3	If the Seller pays at any time to the Purchaser an amount pursuant to a claim under the Agreement or the Environmental Deed and the Purchaser subsequently becomes entitled to recover from some other person any sum (which exceeds a reasonable estimate of the costs of recovery) in respect of any matter giving rise to such claim, the Purchaser shall take all reasonable steps to enforce such recovery, and shall repay to the Seller as soon as possible so much of the amount paid to the Purchaser as does not exceed the sum actually recovered from such other person (less all reasonable costs, Taxation, charges and expenses incurred by the Purchaser recovering that sum from such other person).

4.4	If any amount is repaid to the Seller by the Purchaser in accordance with paragraph 4.3 above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Purchaser.

5.	Acts of the Purchaser

No claim shall lie against the Seller under the Transaction Documents (other than the Environmental Deed) or the Business Purchase Documentation to the extent that the liability resulting in such claim arises as a result of any voluntary act, omission, transaction, or arrangement carried out, by the Purchaser or the Company or on its or their behalf or by persons deriving title from the Purchaser or the Company on or after Completion unless it is carried out (i) in the ordinary course of business or (ii) pursuant to a legally binding obligation existing prior to Completion.

6.	Company Accounts, Sellers’ Accounts and Working Capital Statement

No matter shall be the subject of a claim under the Warranties or the Environmental Deed to the extent that (i) any specific allowance, provision, reserve or note in respect of such matter shall have been made in the Company Accounts, Sellers’ Accounts or Working Capital Statement or (ii) the matter has been specifically included in calculating the assets and liabilities of the Company in the Company Accounts, Sellers’ Accounts or Working Capital Statement.

No claim shall be made in respect of any of the items covered by the Working Capital Statement .

7.	Future Legislation

No liability shall arise in respect of any claim under the Assurances or any breach of any of the Assurances to the extent that liability for such claim or breach occurs or is increased as a result of any legislation not in force at the date hereof or arises or is increased as a result of any change in law or published practice or any change in, or withdrawal of, any extra-statutory concession by a tax authority, being a withdrawal or change made after Completion.

8.	Conduct of Proceedings

8.1	If any claim is made by a third party against the Company or the Purchaser in respect of which the Seller may have a liability under any of the Transaction Documents, excluding the Environmental Deed, the Purchaser shall promptly notify the Seller and where such third party is not a customer, supplier or other person who, at the time the claim is made, has a continuing commercial relationship with the Business:-

(A)	the Seller shall have the right, upon notice to the Purchaser, to have the conduct of all litigation or other proceedings in respect of any such claim and in that connection the Purchaser, or, as applicable, the Company shall give or cause to be given to the Seller all such assistance as the Seller may reasonably require in disputing any such claim and conducting proceedings and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Purchaser but in accordance with the instructions of the Seller PROVIDED THAT the Seller shall, if required by the Purchaser, make an announcement or give such notification to the parties engaged in the proceedings as the Purchaser may reasonably require, to the effect that the Seller has conduct of the Proceedings on behalf of the Purchaser, or, as applicable, the Company;

(B)	the Seller shall keep the Purchaser fully informed of the conduct of any proceedings of which it has conduct, but otherwise shall have no obligations to consult the Purchaser on any matter in relation to such proceedings; and

where the Seller takes over the conduct of any proceedings pursuant to the provisions of sub-paragraph 8.1.(A) above, the Seller shall indemnify and keep the Purchaser indemnified in respect of the liabilities which are the subject of those proceedings

8.2	If any claim is made against the Purchaser in respect of which the Seller may have a liability under any of the Transaction Documents, excluding the Environmental Deed, the Purchaser shall promptly notify the Seller and where the third party is a customer, supplier or other person who, at the time the claim is made, has a continuing commercial relationship with the Business:-

(A)	the Purchaser shall retain conduct (unless it elects not to, in which case the provisions of paragraph 8.1 above shall apply) of all proceedings provided always that the Purchaser complies with the provisions of (B) and (C) below;

(B)	the Purchaser shall keep the Seller fully informed of the conduct of any proceedings of which it has conduct, shall consult the Seller on any matter which is or likely to be material in relation to any proceedings and shall take account of all reasonable requirements of the Seller in relation to these; and

(C)	the Purchaser shall not make any admission, settlement or comprise of the claim which is the subject of proceedings nor agree to any matter in the conduct of proceedings which may affect the amount of the liability in connection with such claim without the prior approval of Seller, such approval not to be in unreasonably withheld or delayed.

9.	Purchaser’s Knowledge

The Seller shall not be liable for any claims under the Transaction Documents (except under clauses 7 (Taxation) or 8 (Capital Allowances) of this Agreement and other than the Environmental Deed) or the Business Purchase Documentation to the extent that the matter or circumstance giving rise to the claim was disclosed in accordance with clause 11.2 above to the Purchaser in or pursuant to any of the Due Diligence Reports obtained by the Purchaser prior to Completion, and the Purchaser confirms that the Due Diligence Reports have been reviewed by John Markham and the other members of the management team who will continue with the Business after Completion.

10.	Independent Advice

The Purchaser acknowledges that it has received independent legal, financial and technical advice in relation to the purchase of the Shares and the terms of the Transaction Documents.

11.	Intellectual Property

None of the Warranties (other than those contained in paragraph 7 of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Intellectual Property or know how and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to Intellectual Property or know how other than in paragraph 7 of Schedule 3 (Warranties).

12.	Information Technology

None of the Warranties (other than those contained in paragraph 8 of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Information Technology and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the Information Technology other than in paragraph 8 of Schedule 2 (Warranties).

13.	Data Protection

None of the Warranties (other than those contained in paragraph 9 of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of data protection or any data protection matters and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to data protection or data protection matters other than in paragraph 9 of Schedule 2 (Warranties).

14.	Employees

None of the Warranties (other than those contained in paragraph 10 of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Listed Employees or any employment matters and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the Listed Employees or any employment matters other than in paragraph 10 of Schedule 2 (Warranties).

15.	Pensions

None of the Warranties (other than those contained in paragraph 11 of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of the Pension Schemes or any pension matters and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the Pension Schemes or any pension matters other than in paragraph 11 of Schedule 2 (Warranties).

16.	Accounts

None of the Warranties (other than those contained in paragraph 12 of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of the Company Accounts, the Seller Accounts or the management accounts and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the Company Accounts other than in paragraph 12 of Schedule 2 (Warranties).

17.	Taxation

None of the Warranties (other than those contained in paragraphs 19 to 22, inclusive, of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Taxation and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to Taxation other than in paragraphs 19 to 22, inclusive, of Schedule 2 (Warranties).

18.	Environmental Matters

None of the Warranties (other than that contained in paragraph 23 of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of the Environment and/or Environmental Matters and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the Environment and/or Environmental Matters other than in paragraph 23 of Schedule 2 (Warranties) or the Environmental Deed.

19.	Properties

None of the Warranties (other than those contained in paragraph 25 of Schedule 2 (Warranties)) shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Properties and the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to Properties other than in paragraph 25 of Schedule 2 (Warranties).

20.	Set-off

To the extent that any amount is set-off (in accordance with Condition 2.6 of each of the Loan Notes) against the amounts due from the Purchaser under the Loan Notes to any holder in due course of such Loan Notes, neither the Purchaser nor the Company will be entitled to recover such amount from any member of the Selling Group.

Schedule 9

Pensions

The Company has not and will not participate in any of the Seller’s pension arrangements prior to Completion.

With effect from Completion, the Purchaser undertakes to make available to the Company’s employees membership of its own pension arrangements. The Purchaser shall procure that membership of its own pension arrangements shall be backdated for the Company’s employees to the Business Purchase Completion Date. If any of the Company’s employees wish, to the extent provided under the Seller’s scheme, to transfer their accrued rights from the Seller’s scheme to the Purchaser’s scheme then they will only be able to take such amount as is calculated on an individual cash equivalent transfer value basis. No enhanced bulk transfer value payments will be made.

Schedule 11

(Earn-out)

Part A - Calculation

1.	Subject to paragraphs 3, 4 and 5 below, for every £1 by which the Relevant Margin falls below £76,000,000, the Seller covenants to pay the Purchaser £0.50, by way of reduction in the consideration for the Shares.

2.	Any such reduction shall be made on the earlier of the Determination Date and the date on which any Change of Control (as defined in the Deed Poll constituting the Series A Notes) occurs.

3.	The Purchaser’s only remedy in respect of the covenant in paragraph 1 shall be to set-off the amount of such reduction against the principal due under the Series A Notes and an amount of interest accrued on the Series A Notes which is proportionate to the reduction in the principal indebtedness under such Loan Notes shall be cancelled.

4.	Any such set-off shall be applied pro-rata in relation to each Series A Note in issue.

5.	No reduction shall be made pursuant to this Schedule 11 if, prior to the Determination Date:

(A)	the Purchaser has transferred, sold or otherwise disposed of the Shares, or

(B)	the Company has transferred, sold or otherwise disposed of any material part of the Business Assets (other than stock, or to replace such assets in the ordinary course of trading), or

(C)	the Company has ceased to carry on the Business (or a material part of it) or has ceased to carry on business with a view to maximising its revenues, or

(D)	the Indebtedness under the Series A Notes has become repayable in accordance with their terms.

6.	Relevant Margin shall be calculated

(A)	in good faith on a basis consistent with the basis on which variable margin is calculated in the Company Accounts and in the descriptive memorandum in respect of the Business dated 16 November, 2002 a copy of which is contained in the Data Room,

(B)	making appropriate adjustments:

(i)	if through any tolling, contract manufacture or outsourcing arrangement, the manufacture of any product which was manufactured by the Business prior to Completion is transferred to any other party, and

(ii)	to compensate for the effects of any change after Completion in (a) the accounting polices or principles used by the Company in preparing its accounts or (b) discounts given to customers or changes in arrangements with suppliers which, in either case, are not in the ordinary course of business whose principal purpose is to artificially reduce the amount of Relevant Margin or (c) the costing methodology or price assumptions of the Company.

7.	In this Schedule 11:

(A)	“Determination Date” means the date on which the Relevant Margin is determined in accordance with Part B of this Schedule; and

(B)	“Relevant Margin” means the variable margin of the Business calculated by deducting the standard cost (which approximates actual cost) of raw materials from revenue (excluding effluent income, but inclusive of commission revenues, if applicable) and deducting variable selling and distribution expenses and changes in fixed costs upheld in inventory. Such calculation shall be consistent with presentation as contained and disclosed in the Descriptive Memorandum dated November 25, 2002 and in accordance with UK GAAP. Such amount will be derived from the Company’s audited accounts for the period commencing on 1 January 2003 and ending on 31st December 2005, and, for the avoidance of doubt, the Purchaser shall procure that the Company prepares audited accounts for the period ending on 31 December, 2005.

Part B - Auditors’ Certificate

(A) If the consideration due to the Seller is to be reduced in accordance with this Schedule 11, the Purchaser shall procure that the Company’s auditors shall issue a certificate addressed to the Seller (and on which the Seller shall be entitled to place reliance) certifying the amount of Relevant Margin and setting out the methodology applied in the calculation, in sufficient detail to enable the Seller to verify whether the terms of Part A above have been complied with. The Purchaser shall deliver a copy of such certificate to the Seller within 30 days after 31 March, 2006.

(B) If, notwithstanding such certificate, the Seller disputes the amount, the Seller may give written notice to that effect to the Purchaser within 30 days after the date on which it receives such certificate. If no such notice is given, the certificate shall be binding on the parties and the amount therein certified shall be the Relevant Margin.

(C) If a notice is given pursuant to paragraph (B) above and the dispute has not been resolved within 30 days after the date on which that notice is given, either party may, by written notice to the other, require that Independent Accountants are appointed to determine the amount of Relevant Margin. The Independent Accountants shall act as experts and not as arbitrators and the amount determined by the Independent Accountants shall be the amount of the Relevant Margin. The costs of the Independent Accountants shall be borne equally by the parties.

(D) If a party gives notice under paragraph (C) requiring Independent Accountants to be appointed it shall, in that notice, nominate an independent firm of chartered accountants to act in that capacity. If the other party does not dispute such nomination within 5 Business Days after the date of receipt of the notice, the firm nominated by the first party shall act as the Independent Accountants. If the other party disputes that nomination and the parties have been unable to agree on the firm to be appointed within 5 Business Days after the date of receipt of the notice by the party on whom it was served (or, if both parties serve such a notice, the date of receipt by the last party to receive the other party’s notice), then the Independent Accountants shall be nominated (at the request of either party) by the President for the time being of the Institute of Chartered Accountants in England & Wales.

(E) The Purchaser shall provide to the Seller such information in respect of the Relevant Margin and the financial affairs of the Company and the Business from time to time as it may reasonably require, subject to the Seller entering into such confidentiality undertakings as the Purchaser may reasonably require.

Schedule 12

(Amendments to the Business Purchase Agreement)

Notwithstanding any other provision of the Business Purchase Agreement or the Receivables Agreement, the parties agree that

1.	the Working Capital Amount shall be calculated (in accordance with Schedule 10 of the Business Purchase Agreement) as at the close of business on the date of Completion of this Agreement to be the amount of the working capital of the Business at that date and the definitions of “Working Capital Amount” and “Working Capital Statement” shall be deemed to be amended accordingly;

2.	the Variable Amount and the Receivables Amount shall be derived from the Working Capital Amount as so calculated;

3.	in the Working Capital Statement, no provision or reserve shall be made in respect of any amount recoverable (including contingently) under the Transaction Documents;

4.	the Purchaser covenants to pay to the Seller an amount equal to any cash retained by the Company prior to Completion (other than the Business Cash Float); and

5.	any net VAT asset or VAT liability of the Company in respect of the period from the completion of the Business Purchase Agreement to the date hereof shall be included in the Working Capital Statement.

Schedules Omitted from Share Purchase Agreement

Schedule 4 (The Properties)

Schedule 5 (Employees at Completion)

Schedule 7 (Ownership of the Shares)

Schedule 8 (Basic Information about the Company)